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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
Umbrella Bancorp, Inc.


We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 33-59856, 33-59858, 33-59860, 33-87202, and 33-13047) of
Umbrella Bancorp, Inc. of our report dated March 31, 2003, relating to the consolidated statements of financial condition of Umbrella Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002, which report is incorporated by reference in this annual report on Form 10-K of Umbrella Bancorp, Inc.




                                            Crowe Chizek and Company LLC

Oak Brook, Illinois
April 14, 2003